UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 1, 2019

ARES CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00663	33-1089684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2019, Ares Capital Corporation (the “Registrant”) amended and restated its senior secured credit facility, among the Registrant, the lenders party thereto, and JPMorgan Chase Bank, N.A., as the administrative agent (as amended and restated, the “A&R Credit Facility”). The A&R Credit Facility, among other things, (a) increased the total size under the credit facility from approximately $2.13 billion to approximately $3.37 billion, (b) increased the size of the letter of credit sub-facility from $150 million to $200 million, with the ability of the Registrant to increase incrementally by $75 million on an uncommitted basis, (c) extended the expiration of the revolving period with respect to all commitments of the lenders under the credit facility to March 30, 2023, during which period the Registrant, subject to certain conditions, may make borrowings under the credit facility, and (d) extended the stated maturity date with respect to all commitments of the lenders and all loans under the credit facility to March 30, 2024.

The A&R Credit Facility is composed of a revolving loan tranche equal to approximately $2.69 billion and a term loan tranche in an amount equal to approximately $674 million. The A&R Credit Facility includes an “accordion” feature that allows the Registrant, under certain circumstances, to increase the size of the facility by an amount up to approximately $1.68 billion.

The A&R Credit Facility continues to be secured by a material portion of the Registrant’s assets (excluding, among other things, investments held in and by certain subsidiaries of the Registrant or investments in certain portfolio companies of the Registrant) and guaranteed by certain subsidiaries of the Registrant.

Under the A&R Credit Facility, the Registrant has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities, including, without limitation, covenants related to: (a) limitations on the incurrence of additional indebtedness and liens, (b) limitations on certain investments, (c) limitations on certain asset transfers and restricted payments, (d) maintaining a certain minimum stockholders’ equity, (e) maintaining a ratio of total assets (less total liabilities) to total indebtedness, of the Registrant and its subsidiaries (subject to certain exceptions), of not less than 1.5:1.0, and (f) limitations on the creation or existence of agreements that prohibit liens on certain properties of the Registrant and certain of its subsidiaries. The A&R Credit Facility also continues to include usual and customary events of default for senior secured credit facilities of this nature.

In addition to the asset coverage ratio described above, borrowings under the A&R Credit Facility (and the incurrence of certain other permitted debt) will continue to be subject to compliance with a borrowing base that will apply different advance rates to different types of assets in the Registrant’s portfolio.

The description above is only a summary of the material provisions of the A&R Credit Facility and is qualified in its entirety by reference to a copy of the A&R Credit Facility, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 to this current report on Form 8-K is by this reference incorporated in this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On April 2, 2019, the Registrant issued a press release, included herewith as Exhibit 99.1, and by this reference incorporated herein.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit Number	Description

10.1

Tenth Amended and Restated Senior Secured Credit Agreement, dated as of April 1, 2019, among Ares Capital Corporation, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release, dated as of April 2, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION

Date: April 2, 2019

	By:	/s/ Penni F. Roll
	Name:	Penni F. Roll
	Title:	Chief Financial Officer